HPS Investment Partners, LLC HPS Advisors, LLC CODE OF ETHICS FOR INTERNAL USE ONLY September 2025 The Code of Ethics is the property of the Firm and must be returned to the Compliance Department should your association with the Firm terminate for any reason. The contents of the Code of Ethics are confidential and should not be disseminated in any way without the written permission of HPS Compliance.

1 TABLE OF CONTENTS INTRODUCTION..................................................................................................................................... 2 I. THE FIRM AND ITS ACCESS PERSONS .......................................................................................................... 2 II. VIOLATIONS OF COMPLIANCE POLICIES AND PROCEDURES ................................................................ 4 PERSONAL TRADING & INVESTMENTS ........................................................................................ 7 III. PERSONAL ACCOUNTS – DEFINITION AND REPORTING ....................................................................... 7 IV. DESIGNATED BROKER POLICY .................................................................................................................... 8 V. PERSONAL TRADING POLICIES.................................................................................................................. 10 VI. PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS ............................................................... 11 VII. OTHER RESTRICTIONS AND LIMITATIONS ............................................................................................. 14 VIII. REPORTING REQUIREMENTS ..................................................................................................................... 15 INFORMATION SECURITY AND CONFIDENTIALITY .............................................................. 16 IX. INSIDE INFORMATION.................................................................................................................................. 16 X. RESTRICTED LIST .......................................................................................................................................... 19 XI. RUMORS........................................................................................................................................................... 22 OTHER CONFLICTS OF INTEREST ................................................................................................ 23 XII. GIFTS, ENTERTAINMENT & QUESTIONABLE PAYMENTS ................................................................... 23 XIII. ANTI-CORRUPTION POLICY AND PROCEDURES ................................................................................... 27 XIV. OUTSIDE BUSINESS ACTIVITIES & PERSONAL CONFLICTS ................................................................ 28 XV. POLITICAL CONTRIBUTIONS ...................................................................................................................... 30 XVI. ANTITRUST AND COMPETITION ................................................................................................................ 33 APPENDIX A: SUMMARY OF GIFTS & ENTERTAINMENT POLICY ..................................... 34

2 INTRODUCTION I. THE FIRM AND ITS ACCESS PERSONS Firm Overview HPS Investment Partners, LLC1 and affiliates (“HPS” or the “Firm”) provides investment advisory services to clients, including partnerships, investment companies, managed accounts, BDCs and trusts (together, “Clients”). The Firm and its Supervised Persons (defined below) have a fiduciary responsibility to Clients including a general duty to act in their best interest. The interests of Clients must be recognized, respected, and prioritized before those of Supervised Persons. Supervised Persons must act honestly, fairly and professionally in this regard. The purpose of this HPS Compliance Manual (the “Manual”) is to establish the policies that support the Firm’s compliance program. On March 11, 2016 (the “Effective Date”), the U.S. Securities and Exchange Commission (the “SEC”) declared effective the Form ADV filed by HPS Investment Partners, which at the time was a relying adviser and wholly-owned subsidiary of Highbridge Capital Management, LLC (“HCM”), which is itself a subsidiary of JPMorgan Asset Management Holdings Inc., (“JPMAM”) a subsidiary of JPMorgan Chase & Co. (together with its affiliates, “JPMC”). On the Effective Date, HPS became a separately registered investment adviser with the SEC and the entities which had also previously been relying advisers of HCM, became relying advisers of HPS. Relying Advisors of HPS Investment Partners may be added or removed from time to time. Please refer to HPS Investment Partners’ Form ADV Schedule R for the most up-to-date list for Relying Advisers - which can be accessed via investor.gov website - https://adviserinfo.sec.gov/firm/summary/282125 On March 10, 2023, the SEC declared effective the Form ADV filed by HPS Advisors, LLC (“HPS Advisors”). HPS Advisors is a wholly-owned subsidiary of HPS Investment Partners. On July 1, 2025, BlackRock, Inc. (“BlackRock”) acquired the business and assets of HPS. As required under Advisers Act Rule 204A-1, a registered investment adviser must establish, maintain and enforce a written code of ethics that, at a minimum, includes: (i) business conduct standards, (ii) personal trading rules, (iii) requirements for the reporting of violations, and (iv) requirements for acknowledgement of the code. The purpose of this Code of Ethics (the “Code”) is to reflect standards of business conduct expected of all Access Persons and to ensure compliance with all applicable federal securities laws. The restrictions and requirements of the Code are designed to prevent or manage behavior of the Firm or its Access Persons which actually or potentially conflicts or raises the appearance of an actual or potential conflict, with Client interests. 1 Effective March 24, 2016, Highbridge Principal Strategies, LLC was renamed HPS Investment Partners, LLC.

3 A. Access Persons The provisions of the Code apply to all Access Persons2 of the Firm. Unless specifically noted otherwise, the policies and procedures described in the Code apply equally to HPS, HPS Advisors and HPS Relying Advisors. The Code defines Access Persons the same way as the term “Supervised Persons” is defined in the HPS Compliance Manual. Upon commencement of employment or association with the Firm, Access Persons will receive the HPS Compliance Manual along with the Code. Access Persons may also receive and be subject to supplemental policies and procedures as determined by the Chief Compliance Officer (“CCO”). These policies and procedures are maintained by the Compliance Department and are available upon request. Access Persons are required to read and understand these materials and are responsible for compliance with applicable requirements and procedures. If an Access Person is unsure about the meaning or application of any aspect of the Code or other applicable policies and procedures or has identified any activity or practice that may be in conflict, they should contact the Compliance Department. 2 “Access Persons” include all officers, principals and employees of the Firm, and other persons (such as independent contractors, consultants, temporary workers or interns) as determined by the Compliance Department.

4 II. VIOLATIONS OF COMPLIANCE POLICIES AND PROCEDURES A. Policy Access Persons should be aware that violations of compliance policies and procedures will be treated with the utmost seriousness and may result in penalties ranging from a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities, up to and including dismissal. Violations may also result in civil or criminal proceedings and penalties. Access Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated. Access Persons should be aware that technical compliance with policies and procedures will not insulate them from scrutiny for any actions that create the appearance of a violation. If, for example, the Compliance Department identifies trading patterns or personal trades that present a conflict of interest, or if the Compliance Department determines that an Access Person is not adhering to the Firm’s policies on personal investing or is otherwise not complying with the spirit and intent of these policies, the CCO may require the Access Person to limit or cease personal investment activity. B. General Guidelines The Compliance Department has adopted guidelines which seek to establish a range of remedies where misconduct is identified with respect to a failure to disclose in a timely or accurate manner or a violation of any of the policies contained in the Personal Trading & Investments section below. Access Persons are reminded that the CCO reserves ultimate discretion and that there are additional remedies that may be imposed. C. Reporting of Actual or Suspected Violations Access Persons who have concerns about possible violations of the Code, Compliance Manual (the “Manual”), any Firm policy, or any law or regulation applicable to the Firm’s business (whether by an Access Person or another person) are encouraged to promptly report such concerns to the Compliance Department, the CCO, Human Resources, or through NAVEX Global: EthicsPoint, a third-party hotline and web-portal.3 In addition, Access Persons should report any known or suspected illegal conduct by any of our employees, customers, suppliers, contract workers, business partners or agents related to the Firm’s business. Employees should be aware that the Firm will not retaliate and/or discriminate against any employee because of the employee’s submission of such report. Reports of violations or suspected violations via the above mentioned avenues, as well as investigations pertaining thereto, will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation and adequately address the actual or suspected violation. 3 To report any illegal activity, unethical conduct, or any other violations of Firm policies on an anonymous basis, please access “Whistleblowing Reporting System” through the Compliance intranet and submit a report through the web portal (https://secure.ethicspoint.com/domain/media/en/gui/52041/index.html) or by phone: 1-844-318-7104 (United States); 0800-890-011 (United Kingdom); 0-800-225-5288 (Germany); ###-##-#### (Hong Kong); 1-800-551-155 (Australia); and 800-201-11 (Luxembourg); 800-011-0001 (Singapore) and 8000-021 United Arab Emirates.

5 Nothing in the Code or any Firm policy or agreement shall be construed to prevent any Access Person from: (a) reporting to, communicating with, contacting or responding to an inquiry (including a subpoena), cooperating with, providing relevant information to or otherwise participating or assisting in an investigation conducted by: (i) any federal, state or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any state or federal laws or regulations that has occurred, is occurring or is about to occur, including, but not limited to, the Department of Justice, the SEC, the CFTC, and any other equivalent office of a federal or state agency or Inspector General; or (ii) the Equal Employment Opportunity Commission, the National Labor Relations Board or any other governmental authority with responsibility for the administration of labor or employment laws regarding a possible violation of such laws. Additionally, employees are provided protection under SEC whistleblower laws and are able to cooperate voluntarily with regulators, without fear of retaliation by the Firm. (b) disclosing Firm trade secrets: (i) in confidence and solely for the purpose of reporting or investigating a suspected violation of law, including as specified in subparagraph (a) above; (ii) to a lawyer in connection with any lawsuit brought in retaliation for reporting a suspected violation of law; and (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (c) disclosing Firm trade secrets in any lawsuit brought in retaliation for reporting a suspected violation of law so long as court filings that include documents containing trade secrets are filed under seal and trade secrets are not disclosed except as may be provided by court order. Prior authorization of the Firm is not required to make any such reports or disclosures and no person is required to notify the Firm that they have made such reports or disclosures. The Firm prohibits retaliation against employees for their reporting of any actual or suspected violations. To this end, the Firm wants you to be aware that: (a) you have the right to not be retaliated against for reporting, either internally to the Firm or to any governmental agency or entity or self-regulatory organization (including, for example, the SEC or CFTC), information that you reasonably believe relates to a possible violation of law, including the securities laws, and (ii) it is unlawful to retaliate against anyone for their reporting of potential misconduct either internally or to any governmental agency or entity, or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment and any other means of discrimination in the terms and conditions of employment because of any lawful act you may have performed; and

6 (b) the Firm may not require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, or offer you any kind of inducement, including payment, to do so. (c) The Firm does not limit your right to contact the SEC and CFTC or receive a monetary award from the SEC as an SEC Whistleblower pursuant to the bounty provision under Section 9222(a)-(g) of the Dodd-Frank Act, or directly from any other federal or state agency, including the CFTC, pursuant to a similar program. An employee who retaliates against a person who has reported a violation is subject to discipline up to and including termination of employment.

7 PERSONAL TRADING & INVESTMENTS III. PERSONAL ACCOUNTS - DEFINITION AND REPORTING A. Definition For the purposes of the Code, the term “Personal Account” includes all accounts (i) that have brokerage capability (i.e., any account in which you have the ability to buy or sell any security), and (ii) for which the Access Person has investment discretion or direct or indirect beneficial interest. In addition to accounts in the name of the Access Person, the definition of “Personal Account” shall also include accounts in the name of the following “Associated Persons”: (i) trusts; for which the Access Person acts as trustee, executor or custodian; (ii) accounts of or for the benefit of the Access Person’s spouse, domestic partner, or minor children or any other person living in the Access Person’s home; (iii) accounts of or for the benefit of a person who receives material financial support from the Access Person; and (iv) accounts of or for the benefit of a relative living with the Access Person. Accounts not included in the above may be subject to disclosure at the discretion of the CCO. Personal Accounts include all open accounts – even if the account is not “active” or if it has a zero- balance – and all accounts that are managed on an Access Person’s behalf by a third party (“Managed Accounts”). B. Exempt Accounts Exempt from the definition of Personal Accounts are accounts that do not have brokerage capability, which may include certain deferred compensation accounts and retirement accounts (e.g., 401(k) plans and 529 plans). It is the responsibility of the Access Person to confirm that an account does not have brokerage capability and provide additional documentation if requested by the Compliance Department. C. Reporting It is a condition of each Access Person’s employment or association with the Firm to disclose all Personal Accounts to the Compliance Department. Access Persons are required to provide immediate notice to the Compliance Department of any updates/changes to their Personal Account disclosure. You must disclose brokerage or other investment accounts, including private investments, trusts or investment clubs in which you make investment decisions or have direct influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect beneficial ownership interest by entering them into the BlackRock MyComplianceOffice ("MCO") system.

8 IV. DESIGNATED BROKER POLICY A. Definition Access Persons are required to maintain all Personal Accounts with “Designated Brokers,” as defined by the Compliance Department. Within 30 days of employment or association with the Firm, Access Persons are required to close, or initiate the transfer of, Personal Accounts not held at the following Designated Brokers4: • Ameriprise • Bank of America Merrill Lynch • Charles Schwab • Citi Personal Wealth Management • Commonwealth Financial Network • Computershare BlackRock ESPP • JP Morgan • JP Morgan Private Bank • JP Morgan Securities LLC • Morgan Stanley Wealth Management • E*TRADE Securities • Edward Jones • Fidelity Investments • First Republic • Goldman Sachs • HSBC Bank, USA • Interactive Brokers LLC • Janney Montgomery Scott LLC • LPL Financial / AXA Advisors • Morgan Stanley Wealth Management • Raymond James • Stifel Nicolaus • T.Rowe Price • TD Ameritrade • UBS • Vanguard Note that exchange traded funds (“ETFs”) are classified as securities and are subject to the Designated Broker requirements described above as well as the pre-clearance requirements described below. Access Persons of other non-US HPS office locations are generally not required to maintain Personal 4 List as of September 2024

9 Accounts with Designated Brokers; however, Access Persons must notify the Compliance Department promptly upon opening a Personal Account. Further, Access Persons are reminded of their responsibility to ensure that the Compliance Department receives all trade confirmations and statements for their Personal Accounts promptly. The Compliance Department reserves the right to request that Access Persons terminate a Personal Account with immediate effect if, for any reason, the Compliance Department does not receive this information. Account Disclosure Not Required: Employees are not required to disclose accounts that are restricted to only holding and trading the following types of investments: • Open-end Mutual Funds (such as 401k Plans that can only hold and trade open ended mutual funds), Open-End Investment Companies, Unit Trusts and SICAVs; Note: Investment Trusts are in scope of the policy. • Pension arrangements where you do not have investment discretion and/or where you are not permitted to invest directly in securities. Note: BlackRock Sponsored Pension plans option not meeting the above requirement(s) will need to comply with Section 3.1 and 4.1 of the policy. • Direct obligations of national government issuers; • Certificates of deposit and commercial paper; • Money market funds, cash, or cash equivalents (such as bank deposit accounts); • Donation, reward, and debt based crowdfunding initiatives (however, note that equity and investmentbased crowdfunding must be pre-cleared); and • Employee Benefit Trust Accounts in Hong Kong and Singapore; • Donor Advised Fund(DAF) Accounts B. Exemptions Access Persons may request an exemption from the Designated Broker policy. Generally, an exemption may be granted in limited circumstances, listed below, however, Access Persons should understand that such exemption is at the sole discretion of the CCO. In the cases of the Long-Standing Relationship and Spousal Conflict exemption reasons listed below, the Access Person is responsible for ensuring that the Compliance Department receives duplicate brokerage statements/trade confirmations with respect to such account in a timely manner. The Compliance Department does not require duplicate brokerage statements/trade confirmations for Managed Accounts. 1. Long-Standing Relationship – the Access Person has a long-standing relationship (as determined by the CCO) with a broker. The Access Person must submit a statement of the Personal Account’s nature and relationship executed by such broker. 2. Spousal Conflict – the Access Person’s Personal Account(s) is already subject to designated broker rules of a spouse’s employer. The Access Person must provide the Compliance Department with a contact at the spouse’s employer. 3. Managed Account – the Access Person does not maintain investment control or participate in the investment decision-making pursuant to an investment management agreement. The Access Person must provide the Compliance Department with either a copy of the advisory agreement or a Managed Account Letter, available upon request by the Compliance Department, executed by the advisor. C. Reporting

10 For Personal Accounts maintained with Designated Brokers, statements and confirmations are automatically generated and delivered to the Compliance Department via an electronic feed into MCO. However, with the exception of Managed Accounts which are exempt from the Designated Broker policy, Access Persons are required to arrange for duplicate trade confirmations and statements to be delivered in a timely manner to the Compliance Department. The CCO retains the right to request that the Access Person terminate a Personal Account if the Compliance Department does not receive the required information or if the Personal Account otherwise violates these policies and procedures.

11 V. PERSONAL TRADING POLICIES A. Active Trading Access Persons are expected to devote their workdays to serving the interests of the Firm and its Clients. Therefore, as a fundamental policy, the Firm discourages active trading by Access Persons. Access Persons should consider personal transactions on a long-term time horizon and in consideration of their financial means. Access Persons should be aware that personal investing is a privilege which should not be abused. The level and nature of personal investment activity is reviewed on an ongoing basis and the CCO, in his sole discretion, may require Access Persons to limit or cease personal investment activity. B. Inappropriate Use of Information Access Persons shall not trade in their Personal Accounts to the extent that such activity is motivated or benefited by information obtained in the course of employment with the Firm, including that which may constitute a violation of law, such as “front running” or trading on “inside information.” Any contemplated trades that could otherwise be perceived to be an inappropriate use of information gained in the course of employment or association with the Firm should not be made unless it is approved in advance by the Compliance Department. C. Confidential Treatment The Compliance Department reviews on an ongoing basis the personal investing activity of all Access Persons in order to confirm compliance with the requirements of the Code and applicable securities laws and to confirm that an Access Person’s trading does not present an actual, potential or perceived conflict of interest. The Compliance Department will conduct this monitoring on a confidential and controlled basis (except to the extent disclosure is required under applicable laws or regulations or any court order or other legal process).

12 VI. PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS A. Pre-Clearance Requirement In determining whether to approve any transaction for Personal Accounts, the Compliance Department will consider, among other things, the Firm’s fiduciary duty to Clients and the potential for actual or perceived conflicts of interest with respect to such transactions. • Publicly Traded Securities: Prior to placing any order in a Personal Account, Access Persons are required to pre-clear every proposed trade by submitting a pre-clearance request via MCO. Access Persons may not affect any personal transaction unless pre-clearance approval is received from MCO or the Compliance Department. Pre-clearance approval is valid only until the end of the calendar day that the approval is granted. • Private Investments: For the purposes of this policy, “Private Investments” shall include investments in privately held companies, tax shelter programs and unaffiliated “Private Funds”. Private Funds are unregistered shares/interests in limited partnerships, companies and trusts that rely on exemptions under the Securities Act of 1933, as amended. Access Persons are required to pre-clear Private Investments by submitting to the Compliance Department a Private Placement Request via MCO. Additionally, all Private Investments must be approved by the employee’s manager. • HPS Private Funds: Investments in HPS Private Funds will be limited to those Access Persons who are directly engaged in providing investment advisory or other material services to the HPS Private Fund. • HPS Investment Companies: Subject to certain requirements, Access Persons are permitted to buy and/or sell securities of HPS BDC Products (the “BDC”) at the per share NAV price for the given month so long as order requests are submitted by the Access Person prior to the 16th day of such month (the “Trading Window”). In the event that some or all Access Persons become aware of a material event that has the potential to meaningfully impact the BDC’s forthcoming monthly NAV price, the CCOs may limit or fully restrict Access Persons’ ability to buy and/or sell securities of the Company for a given period of time. The CCOs shall consult with the BDC’s CFO during the Trading Window to confirm there is no such material event. Access Persons may be permitted to execute orders outside of the Trading Window provided that the BDC’s CFO confirms there is no expectation of any material deviation of the month-over-month NAV and preclearance from the BDC’s CCO is obtained. An Access Person’s sale of BDC securities should generally only be effected through the BDC’s quarterly repurchase offers and any proposed sale outside of this must be pre-cleared by the BDC’s CCO. B. 60-Day Holding Period Requirement for Securities Positions Access Persons are required to hold securities positions in their Personal Accounts for a minimum period of 60 calendar days measured from trade date. Further, Access Persons may not purchase or write a securities option contract that expires in fewer than 60 calendar days. Access Persons do not need to pre-clear the exercise of a derivative if it occurs outside of their discretion (i.e., automatic option exercise). Access Persons may request from the Compliance Department approval to liquidate a

13 securities position prior to the end of the 60-day holding period provided that such liquidating transaction will otherwise result in a substantial financial loss (as determined by the CCO). Such request must be submitted to the Compliance Department and Access Persons should understand that approval is at the sole discretion of the CCO.

14 C. Fully Exempt Instruments Transactions in the following instruments are exempt from: (i) pre-clearance; (ii) Pre-Trade Blackout; (iii) 60-day holding period requirement; and (iv) all reporting requirements but are still subject to the prohibition on short sales. 1. Direct obligations of the United States Government including U.S. Treasuries, U.S. Savings Bonds, Ginnie Maes5; 2. Direct obligations of U.S. Government Sponsored Entities including mortgage backed securities of Freddie Mac and Fannie Mae; 3. Direct obligations of U.S. municipalities including state-issued revenue and general obligation bonds; 4. Bankers’ Acceptances and Bank Certificates of Deposit; 5. High quality short-term debt instruments, including repurchase agreements and commercial paper; or shares issued by money market funds; 6. Shares issued by registered open-end investment companies (mutual funds) and shares issued by unit investments trusts that are invested exclusively in one or more mutual funds, including those sub-advised by HPS; 7. Commodities futures contracts and currency instruments; and 8. Cryptocurrency. D. Broadly-Traded Indices Transactions in instruments underlying or referencing certain indices defined by the Compliance Department as “Broadly-Traded Indices” are exempt from the (i) Pre-Trade Blackout or Post-Trade Blackout and (ii) 60-day holding period requirements. Instead, such transactions will be subject to a reduced 1-day holding period. Access Persons are reminded that all transactions in these instruments remain subject to the pre-clearance requirement and applicable reporting requirements. 5 For international Access Persons, the equivalent instruments issued by the government of their respective jurisdiction; however, such securities are subject to the reporting requirements.

15 VII. OTHER RESTRICTIONS AND LIMITATIONS A. Pre-Trade and Post-Trade Blackout The Compliance Department reviews Personal Account transactions against subsequent transactions by the Firm in securities issued by or referencing such issuer (“Pre-Trade Blackout”, “Post-Trade Blackout”). Where a personal transaction conflicts with a Pre-Trade or Post-Trade Blackout, the Compliance Department may require the Access Person to either liquidate or reverse the personal transaction. Access Persons will bear any losses associated with such liquidation, and the Compliance Department may require disgorgement of any profits to a charity of the Access Person’s choice. B. Restricted Transactions and Instruments • Participation in any securities underwriting including initial or secondary offerings; • Foreign currency derivatives unless used for hedging purposes; • “Market timing” aimed at capturing valuation disparities in open-end mutual funds; • Purchasing rights on the open market (although Access Persons may exercise rights if they receive rights as part of a rights offering); and • Short sales (unless hedging of an existing position).

16 VIII. REPORTING REQUIREMENTS A. Initial Disclosure and Affirmation Form At the commencement of employment or association with the Firm, Access Persons are required to complete the Firm’s initial disclosure and affirmation forms (“Initial Forms”) via MCO. The Initial Forms require Access Persons to disclose all Personal Accounts, Private Investments, outside affiliations, and personal relationships that may present actual or potential conflicts of interest. The Initial Forms must contain current information – as of no more than 45 days prior to the Access Person’s commencement date. Access Persons must submit the completed Initial Forms to the Compliance Department within 10 business days of their commencement date. Access Persons must complete all required certifications within 10 days of commencement of employment and initiate the transfer of any Personal Accounts to Designated Brokers within the first 30 days of employment. B. Regular Disclosure Forms and Certifications Quarterly Disclosure Forms On a quarterly basis, Access Persons are required to complete “Quarterly Disclosure Forms” for Personal Accounts, personal transactions, political contributions, outside affiliations, Mobile Device Policy, and gifts and entertainment. The Quarterly Disclosure Forms must be current as of the applicable calendar quarter-end date and the Access Persons must submit the completed Quarterly Disclosure Forms to the Compliance Department within 30 days of the quarter-end. Access Persons are reminded that for transactions that do not appear on a trade confirmation or brokerage statement (e.g., private investments) it is the responsibility of the Access Person to notify the Compliance Department and provide any requested information. Annual Holdings Report and Compliance Certification On an annual basis, Access Persons are required to complete an Annual Holdings Report and a Regulatory Actions and other Disciplinary Disclosure Obligations certification (“Annual Forms”). The Annual Forms must contain current information as of December 31 but no more than 45 days prior to the submission date. Access Persons are required to submit these Annual Forms to the Compliance Department.

17 INFORMATION SECURITY AND CONFIDENTIALITY IX. INSIDE INFORMATION A. Policy & Guidance Federal and state securities laws in the United States, and equivalent international laws (i.e., HPSUK and HPSCLOUK are subject to the FCA’s Criminal Insider Dealing and Civil Market Abuse regimes, HPSHK is subject to the requirements under the Hong Kong Securities and Futures Ordinance regime(Cap. 571) of Hong Kong, and HPSAUS is subject to the requirements of under the Australian Corporations Act 2011 of Australia, and HPSSG is subject to the requirements under the Securities and Futures Act 2001 of Singapore) prohibit persons having material non-public information (“Inside Information” or “MNPI”) related to a security from transacting in that security or “tipping” others about Inside Information. All HPS personnel (wherever based) are subject to Section IV of the Manual, Chapter 5 of the HPSHK Addendum to this policy, and Part I of the HPSAUS Addendum to this Policy, Chapter 3 of the HPSSG Addendum to this Policy and Section 7 of the HPSUK Addendum to this policy which sets out the UK’s civil and criminal market abuse regimes and HPSUK’s related policies and procedures. Any HPS personnel engaging in activities relating to any securities listed on an exchange in the European Economic Area or any derivatives relating to such securities should consult section 7 of the HPSUK Addendum before engaging in such activities. Violation of these laws can result in severe consequences, including fines and imprisonment. The Federal Securities Laws have been interpreted to prohibit the following activities: • Trading by an insider while in possession of MNPI; • Trading by a non-insider while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; • Trading by a non-insider who obtained MNPI through unlawful means such as computer hacking; and • Communicating MNPI to others in breach of a fiduciary duty. Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security or other financial instrument. Overall, information should be considered material if its disclosure would affect the market price of a security, whether positively or negatively. Information is “non-public” if it has not been made available to the general public. Examples of MNPI may include the following events and circumstances, whether actually occurring or merely contemplated or proposed: • Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

18 • Transactions by an issuer relating to its own securities, including share repurchase programs and derivatives; • Private offerings of securities by private or public entities, including plans to offer securities, cancellations of planned offerings and changes in the timing or terms of the offerings; and • Advance information regarding dividend or earnings announcements; asset write-downs or write-offs; additions to reserves for bad debts or contingent liabilities; expansion or • Curtailment of company or major division operations; merger or joint venture announcements; new product/service announcements; discovery or research developments; criminal, civil and government investigations and indictments; pending labor disputes; debt service or liquidity problems; bankruptcy or insolvency; tender offers and stock repurchase plans; and recapitalization plans. This list is not exhaustive, and there are other types of information, events or circumstances which may constitute MNPI. Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing MNPI applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. MNPI can include information which is not in the possession of the relevant company. For example, information about the contents of an upcoming news story may affect the price of the company’s security, and therefore be considered material. Advanced notice of forthcoming secondary market transactions could also be material. If any Access Person has any uncertainty as to whether information is MNPI, they should contact the Compliance Department immediately. B. Handling of Inside Information In order to best control the extent to which HPS may receive MNPI, it is important that Access Persons notify their brokers, counterparties, and other contacts that they should not provide them with MNPI unless in compliance with the procedures outlined in this Code. All employees must take appropriate steps to preserve the confidentiality of MNPI by not discussing MNPI in public places and restricting access to documents containing MNPI. If you feel that you have received a “tip” or information that you believe may constitute MNPI otherwise than in compliance with the procedures outlined in this policy, you should promptly notify the Compliance Department. It is illegal to trade on the basis of “tips” of MNPI.

19 C. Rumors As discussed in Section XI below, Access Persons should be particularly sensitive to communications involving any rumor, speculation or other similar information, especially if they know or have reason to believe the information is false. Access Persons must not start or propagate rumors. D. Safeguarding Inside Information Access Persons should assume that all information obtained in the course of their employment or association with the Firm is not public unless the information has been publicly disclosed. Access Persons should refer to the Manual for the procedures used to ensure the confidentiality of Inside Information. E. Proprietary Information Access Persons may not divulge, furnish or otherwise make available information which is proprietary to HPS (“Proprietary Information”) to the general public or to any third party without following Firm procedures or obtaining the written consent of the CCO or General Counsel. Access Persons may not divulge, copy or otherwise reproduce Proprietary Information for their personal benefit. Proprietary Information covers all information – oral or written – obtained while associated or employed by the Firm including, but not limited to, operations, systems, services, personnel, compensation, and portfolio management. Requests for information from third parties, such as the press (including bloggers or internet publications), should be immediately directed to the Legal or Compliance Department. Finally, the Firm provides regular communications to current and prospective investors which may include information related to investment strategy, position/transactional data, performance and risk statistics. Such materials should be considered highly confidential and may not be reproduced or distributed unless in conformance with Firm procedures. Access Persons should exercise great care and keep confidential sensitive internal data such as actual or contemplated investment positions or actual or contemplated transactions or trades. As a general matter, all employees are prohibited from discussing or making available any position level or trading data to third parties unless in conformance with Firm procedures or with express approval from the Legal or Compliance Department. Position level data that is provided in client communications from the HPS Marketing Department as part of quarterly or periodic updates and subject to review by the Legal and Compliance Department is permitted. If any Access Person has any uncertainty as to whether information is Proprietary Information, they must contact the Compliance Department immediately.

20 X. RESTRICTED LIST A. Policy The Compliance Department will maintain the Restricted List which will include issuers whose securities are subject to trading activity prohibitions. The Compliance Department will determine which companies should be placed on or removed from the Restricted List and will determine what restrictions are appropriate. Access Persons with information suggesting that an issuer should be added to or deleted from the Restricted List should immediately notify the Compliance Department containing: (i) name of the issuer, (ii) information received, and (iii) source of such information. The Access Person should attach some form of support (i.e., e- mail correspondence with counterparty, public news release, etc.) for the addition or deletion. It is the responsibility of the Access Person who receives Inside Information to ensure that the e-mail notification is made to the Compliance Department in a timely manner. The Restricted List is updated in real-time throughout the day and is available on the Firm’s Intranet. Access Persons with authority to execute Firm trades for Client accounts, must ensure that the Firm does not transact in issuers on the Restricted List and must check the Restricted List prior to placing all orders for the purchase or sale of a security or instrument referencing a security. Finally, Access Persons should not draw inferences concerning any company or its securities due to its inclusion on the Restricted List. Below are descriptions of typical restriction types but Access Persons must always refer to the Restricted List for full details of restriction types. In addition, the Restricted List will note whether the restriction type applies to all instruments for the issuer or is limited to equity or fixed income instruments or other financial instruments (i.e., bank loans). B. Compliance Notification Investment professionals are required to communicate to the Compliance Department any transactions or information which might reasonably require additions, deletions and modifications to the Restricted List. Such communication shall typically include, to the extent available, a brief description of the transaction, including but not limited to, type of opportunity, name of company, project name, advisors (if any), if an NDA was executed, and any other relevant details that would allow the Compliance Department to determine if addition to the Restricted List is warranted. On a periodic basis, the Compliance Department will review the Restricted List, respective Fund pipelines and when applicable, may contact HPS Investment Professionals for deal updates.

21 C. Restricted List Maintenance Additions Investment Professionals must notify the Compliance Department immediately with respect to the following circumstances. These scenarios not meant to be all-encompassing: • HPS receives MNPI regarding a publicly traded company, including, without limitation, knowledge of a potential take-private, funding need, transaction, etc.; • HPS receives information regarding either a public or private company that a proposed financing will “take-out” the company’s existing capital structure; • HPS declares that it will access “private-side” information about a public company via Debtdomain, FinDox, Intralinks, SyndTrak, or a similar database; • HPS agrees to be bound by a standstill provision contained in a Non-Disclosure Agreement; • An investment professional has been added to the Board of Directors (including Board Observer status); or • An investment professional is negotiating to join a Creditor Committee, whether ad-hoc or otherwise. In the event of any uncertainty regarding a potential addition to the Restricted List, the Compliance Department should be consulted. Deletions Companies will generally be removed from the Restricted List upon the Compliance Department determining that the Firm is no longer in possession of MNPI. This may include without limitation the following: • Completion of the transaction by HPS and acknowledgement that HPS is no longer in possession of MNPI. Typically, a press release or some other form of supporting documentation must be provided to HPS Compliance; Note: If an employee has been nominated to the Board of Directors of a public company, the company will remain on the Restricted List until the Compliance Department determines it is appropriate to remove from the Restricted List. • Completion of the transaction without participation by HPS and acknowledgement that HPS is no longer in possession of MNPI; or • Either (i) HPS informing the company, sponsor or advisor that HPS is no longer pursuing the opportunity and HPS is no longer in possession of MNPI, or (ii) the company, sponsor or advisor informing HPS that the transaction is not being pursued, and the MNPI received by HPS has subsequently become dated or stale as determined by the Compliance Department.

22 Additionally, certain clauses (e.g., standstill, non-compete, etc.) in an NDA may require ongoing restrictions on a company after HPS has decided not to pursue the investment and in such cases, the restriction will be removed following the expiration of the term of the restricting clause(s). D. Restriction Types No Transactions With respect to securities of issuers with a “NO TRANSACTIONS” restriction type, Access Persons shall not transact or cause others to transact (buy or sell) on behalf of Client accounts or Personal Accounts. Access Persons may not transact in any instrument underlying or referencing a security of an issuer with a “NO TRANSACTIONS” restriction type. No Buys With respect to securities of issuers with a “NO BUYS” restriction type, Access Persons shall not purchase or cause others to purchase on behalf of Client accounts or Personal Accounts. The Restricted List will indicate whether the “NO BUYS” restriction type applies to all buys (long and cover) or is only applicable to long buys. No Sales With respect to securities of issuers with a “NO SALES” restriction type, Access Persons shall not sell or cause others to sell on behalf of Client accounts or Personal Accounts. The Restricted List will indicate whether the “NO SALES” restriction type applies to long sales or short sales. E. Exceptions Under limited circumstances, the CCO may grant an exception for an Access Person to trade a security that is on the Restricted List.

23 XI. RUMORS Access Persons should be particularly sensitive to communications involving any rumor, speculation or other information about a public company, especially if they know or have reason to believe the information is false. Information that is published or otherwise available through public media sources may be viewed differently for the purposes of this policy. Access Persons are expressly prohibited from trading on information if they know or have reason to believe the information is false. Furthermore, Access Persons are prohibited from initiating, forwarding or otherwise perpetuating any rumor, regardless of its merit, with the intent to profit from such rumor by transacting in any security or financial instrument. Access Persons should contact the Compliance Department with any concerns and should forward to the Compliance Department any information received that is of a questionable nature.

24 OTHER CONFLICTS OF INTEREST XII. GIFTS, ENTERTAINMENT & QUESTIONABLE PAYMENTS A. Policy Access Persons must avoid circumstances that may create, or appear to create, the appearance of a conflict of interest between any person that is conducting or seeking to conduct business with the Firm. Although the giving and receiving of gifts or entertainment is considered common business practice, they have the potential to create actual conflicts or the appearance of conflicts. Access Persons must ensure they are in compliance with this policy, the Firm’s Anti-Corruption Policy, and the Firm’s Travel and Entertainment Policy (the “T&E Policy”). The Firm’s Anti-Corruption Policy and the T&E Policy can be found on the Firm’s Intranet. For purposes of this policy, “entertainment” is defined broadly to include events where the host is present and includes, but is not limited to, meals, drinks, tickets to events (e.g., sporting, concerts, shows, etc.), and golf/tennis or other outings. When access to an event is provided (i.e., paid for by a third party) but the host does not attend, the event is considered a gift. Anything a recipient is not required to pay the retail or usual and customary cost for is considered a “gift”. Gifts to members of an Access Person’s family or others to whom they have a close personal relationship or to charities designated by the Access Person are considered gifts to the Access Person. B. Government Officials, Union Officials, and ERISA Clients There are additional gifts and entertainment requirements that apply to the entity types described below. Government Officials – includes all officials, employees, agents or other individuals acting in an official capacity on behalf of U.S. and non-U.S. Government bodies, departments, agencies or instrumentalities including government-controlled corporations or public international organizations (e.g., the European Union or the Asian Development Bank) as well as political parties or candidates for political office. An entity is deemed to be government-controlled if any government has a 50% or more government ownership or voting control or board appointing control. Union Officials – refers to all private industry unions, including multi-employer (Taft-Hartley) plans. The Department of Labor (“DOL”) defines a “Union Official” as a union or officer, agent, shop steward, employee, or other representative of a union, as well as spouses and guests of the union official. Detailed records must be kept when dealing with union officials including the reporting of incidental expenses such as cab fares and coffee. Reporting to the DOL may be required for the provision of any gifts and entertainment to Union Officials. ERISA 6 client or a representative of an ERISA client (“ERISA Clients”) – the DOL requires disclosure upon request to ERISA plan sponsors or retirement recordkeepers on behalf of ERISA plan sponsors of certain gifts and entertainment given or received due to their relationship with the Firm. 6 Employee Retirement Income Security Act

25 9 The Firm and its Access Persons may not receive any non-monetary compensation (such as gifts, meals or entertainment) based in whole or in part on the Firm’s position with ERISA plans, or the amount or value of service provided to or conducted with ERISA plans. C. Gifts Guidance Generally, Access Persons may not accept or provide anything of value in connection with the business of the Firm unless the gift is considered a “permissible gift” as defined below. Additionally, for the avoidance of doubt, examples of “impermissible gifts” have been outlined below as well. “Permissible gifts” are defined as: • The gift is given on an occasion when gifts are customary (e.g., birthday, major holiday, promotion, retirement) and is under $100 (or foreign currency equivalent) in value; • Promotional items7 with a value of less than $100 (or foreign currency equivalent); • Perishable items (e.g., fruit baskets) as long as they are not extravagant and are shared among other members of the business group or Firm; or • Any other gift that is pre-approved by Compliance in writing. “Impermissible gifts” are generally considered to be: • Over $100 (or foreign currency equivalent) in value; • Solicited or received in the context of a thank you for providing a service; • Cash or cash equivalents including gift cards; • Delivered in installments; or • Any gift of any type or any value to or from a Government Official, Union Official, or ERISA Client/Representative unless otherwise pre-cleared and approved by the Compliance Department; • Discounts not available to the general public or to all Access Persons under a plan negotiated by the Firm; • Bequests or legacies; and • Tickets for sporting events, concerts, or other employee personal use where the host is not present or tickets for friends or family members of Access Persons (i.e., a “gift” as described above). Access Persons may not generally accept tickets even if they fully reimburse the party providing the tickets. 7 For the purposes of this policy “promotional items” are defined as items that are permanently affixed with the logo of the provider or recipient.

26 D. Pre-Approval and Reporting Requirements Receiving or Providing Gifts Reporting/Pre-Approval Requirements: Permissible gifts must be reported via MCO within 30 days of the quarter-end from when the gift was provided or received8. All exceptions must be pre-approved by Compliance and the receipt or provision of the gift must be reported via MCO within 30 days of the quarter-end from when the gift was provided or received. Any impermissible gift received must be returned to the sender and promptly reported to the Compliance Department. The receipt or provision of any gift (including promotional items) to or from a Government Official, Union Official, or ERISA Client/Representative must be pre-approved by the Compliance Department. The receipt or provision of gifts that are promotional items under $100 (or foreign currency equivalent) to or from other entities do not require pre-approval or reporting. Receiving Entertainment Access Persons may generally accept meals, drinks and other entertainment so long as the event is: (i) business-related; (ii) attended by both the Access Person and the host; and (iii) the cost is reasonable and customary given the context of the relationship with the host. Reporting/Pre-Approval Requirements: Permissible entertainment received with a value of less than $100 per person does not require reporting (unless it is received from a Government Official, Union Official, or ERISA Client/Representative in which case pre-approval is required). All other entertainment received must be reported to the Compliance Department via MCO within 30 days of the quarter-end from when the entertainment was received. Travel and/or accommodations may not be accepted unless they have been pre-approved by the Compliance Department and are part of a business transaction between the provider and the Firm and are in accordance with the T&E Policy. Providing Entertainment Meals, drinks, and other entertainment (e.g., sporting events) may be provided if the level of expense is reasonable and customary (and in conformity with the T&E Policy) given the context of the relationship with the recipient, and the Access Person providing the entertainment is present. Reporting/Pre-Approval Requirements: Meals that are below the Firm’s T&E Policy “reasonable cost” limits below do not require reporting to the Compliance Department. The limits are currently set at $75 (or foreign currency equivalent) 8 Note application to HPSUK employees requires the preclearance of all gifts and entertainment given or received with a value of US$100 or greater (unless to or from a Government Official, Union Official, or ERISA Client/Representative in which case any gift or entertainment must be pre-approved by the Compliance Department).

27 for breakfast, $100 (or foreign currency equivalent) for lunch, and $150 (or foreign currency equivalent) for dinner and/or drinks – all amounts are per person and exclude tax and gratuity. Other forms of entertainment permitted under the T&E Policy with a value of less than $100 (or foreign currency equivalent) per person also do not require reporting to the Compliance Department. Any other meals, drinks or other entertainment provided (either that exceed the thresholds stated above or are some other type of entertainment) must be reported to the Compliance Department via MCO within 30 days of the quarter-end from when the gift or entertainment was provided. Access Persons are required to receive pre-approval with the Compliance Department for the provision of all drinks, meals, or other entertainment to a Government Official (applicable to federal, state, city, local, etc.), Union Official, Corporate Pension Plan, or ERISA Client/Representative with the Compliance Department regardless of value. Access Persons are required to receive pre-approval from the Compliance Department for the provision of all drinks, meals, or other entertainment provided to Non-Institutional Investors/Clients with a value of $300 or more per person. For these purposes, “Institutional Investors” includes banks, insurance companies, investment advisers, registered investment companies, or anyone with assets of at least $50 million. For clarification purposes, if an Access Person provides entertainment to a counterparty such as potential private equity sponsor, trading counterparty or vendor and the cost of entertainment exceeds $300 per person, no pre-approval would be required. The Access Person would be required to report within 30 days of the quarter-end from when the gift or entertainment was provided. E. Exceptions Notwithstanding the policies and restrictions discussed above, an Access Person may contact the Compliance Department to request written approval for deviating from, or exceeding the thresholds established in, these guidelines. Any exceptions to this policy will be granted in the sole discretion of the CCO, or designee. F. Charitable Contributions All requests for the Firm to sponsor or make a contribution to a charity or not-for-profit organization need to be pre-approved by the Chief Administrative Officer and the Compliance Department. Personal charitable contributions do not require pre-approval or notification to the Firm. G. Questionable Payments The use of the Firm’s Funds or property for any purpose which would be considered in violation of any applicable law or regulation or would otherwise be improper or give the appearance of impropriety is prohibited. Accordingly, Access Persons are prohibited, directly or indirectly, from offering to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business. Furthermore, Access Persons shall not provide a rebate or kickback of any kind, directly or indirectly, to any person, firm or corporation as any part of the compensation received from the Firm.

28 XIII. ANTI-CORRUPTION POLICY AND PROCEDURES See the Firm’s Anti-Corruption Policy.

29 XIV. OUTSIDE BUSINESS ACTIVITIES & PERSONAL CONFLICTS A. Outside Business Activities Access Persons are reminded of their ongoing obligation to pre-clear through the Compliance Department via MCO any outside activity – whether paid or unpaid – including a second job. In particular, Access Persons must disclose and pre-clear through the Compliance Department any outside activity including, but not limited to: serving as a director, officer, advisory board member; member of a creditor’s committee; consultant; or controlling shareholder. Access Persons are required to obtain their manager’s approval in writing prior to submitting a pre-clearance request to engage in an outside business activity. Access Persons that are permitted to retain an outside position are responsible for reporting any changes in the status of that position to the Compliance Department in a timely manner. Access Persons may not represent or suggest that his or her association with any outside business organization in any manner reflects the approval by the Firm of that organization, its securities, or manner of doing business. B. Litigation and Personal Investigations Access Persons must immediately alert the General Counsel if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest. Similarly, Access Persons should alert the General Counsel if they become aware of any lawsuits involving the Firm, or its affiliates. If disclosure is necessary, the Legal Department will promptly notify Clients. C. Personal Relationships Access Persons may not act on behalf of the Firm in any transaction or business relationship involving themselves, family employees, or other persons or organizations with which they have a significant personal connection or financial interest (“Personal Relationship”). Furthermore, Access Persons are required to immediately disclose to the Compliance Department if any Personal Relationship may be perceived as a potential conflict to their role at the Firm. For purposes of this policy, a “Personal Relationship” m ay include but not be limited to: • Work in the financial industry (e.g., bank, hedge fund, private equity fund, asset manager, or any other related financial institution); • A political figure/officer or works for a government agency; or • A senior officer or part of senior management of a publicly traded company.

30 D. Personal Finances In general, Access Persons may not participate in personal financial transactions with fellow employees, customers or suppliers. Access Persons may not borrow money (other than nominal amounts) from or lend money to other employees, customers or suppliers or act as a guarantor, co- signer or surety or in any other similar capacity for customers, suppliers or other employees. Access Persons should only borrow from reputable organizations that regularly lend money and obtain such borrowings on non- preferential terms. The foregoing limitations do not apply to: (a) borrowing from relatives or close personal friends; (b) borrowing on non-preferential terms from a customer that is in the financial services business; or (c) making consumer credit purchases on non-preferential terms from a customer or supplier in the normal course of that customer/supplier's business.

31 XV. POLITICAL CONTRIBUTIONS A. Policy All political contributions9 made by the Firm and its Access Persons, including Associated Persons, must be made in accordance with applicable laws and regulations. Federal, state and local laws may prohibit Access Persons from making direct or indirect political contributions and expenditures to, or otherwise engaging in political activities for, public officials, candidates for public office, political parties and other political organizations. The SEC has adopted Rule 206(4)-5 (the “Pay-to-Play Rule”) to eliminate “pay-to-play” practices. The Pay-to-Play Rule effectively restricts the Firm and its employees from making political contributions to an official or candidate for elective office of a state or local government entity (such as a public pension plan, public university endowment and other state or local government account) if the office is directly or indirectly responsible for, or can influence, the hiring of the Firm to manage the assets of the government entity or has the authority to appoint any person who is directly or indirectly responsible for, or can influence, the hiring of the Firm by a government entity. Additionally, the Pay-to-Play Rule prohibits the Firm and Access Persons from certain political fundraising activities that include soliciting or coordinating political contributions or payments to a state or local political party or to a government official to which the Firm is providing or seeking to provide advisory services. B. Personal Political Contributions Disclosure At the commencement of employment or association with the Firm, Access Persons are required to disclose any political contributions made or other political activities performed by such Access Person, including his or her Associated Persons, within the past two years. Additionally, all Access Persons must certify on a quarterly basis, as to the political contributions and other political activities made during the prior quarter, including contributions and activities of his or her Associated Persons. Pre-approval Access Persons are required to obtain pre-approval from the Compliance Department for all personal political contributions (see Pre-Approval Procedures below), as well as all fundraising or other political activities, including but not limited to any volunteer activities for a political campaign or political action committee (“PAC”) and any soliciting or coordinating of political contributions or payments, in each case intended to be made by such Access Person or his or her Associated Persons. Pre-approval is required for each political contribution to the election campaigns of local, state or federal-level officials or candidates, as well as political contributions to a state or local party committee or a PAC. Access Persons that volunteer for a political campaign may not represent themselves as volunteering on behalf of the Firm and may not volunteer during working hours or use the Firm’s facilities, resources or property including, but not limited to, equipment, supplies, personnel or mailing lists. Note that other activities 9 For purposes of this policy, a “political contribution” includes, but is not limited to: (i) a contribution, gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office; (ii) payment for debt incurred in connection with any such election; (iii) volunteering or being paid for services for the purpose of influencing an election; (iv) transition or inaugural expenses of a successful candidate for state or local office.

32 such as the use of resources or facilities of any Access Person (such as a personal residence) or hosting a dinner or other event for the official or candidate in a public (e.g., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner or event) also would be considered a political contribution and would require pre-clearance. Access Persons are prohibited from making, directly or indirectly, any political contribution or engaging in any other political activity for the purpose of obtaining or retaining Clients. In addition, Access Persons are prohibited from considering the Firm’s current or anticipated business or its business relationships as a factor in making any political or charitable contribution. Access Persons may not be directly or indirectly reimbursed or otherwise be compensated by the Firm for any such political contribution or activity. Access Persons may not engage indirectly in any of the foregoing activities, such as through his or her advisors, immediate or non-immediate family members, co-workers or any other persons affiliated with the Access Person, as a means of circumventing the restrictions. Pre-Approval Procedures An Access Person seeking pre-approval for any proposed political contribution or activity must submit a pre-clearance request to the Compliance Department by completing the Political Contribution Request via MCO. For each proposed political contribution or activity, the Access Person will be required to certify that such contribution or other activity is not for the purpose of directly or indirectly obtaining, retaining or influencing the Firm’s engagement as an investment adviser by a government entity or account. Requests will be considered, among other things, considering the restrictions under federal, state and local laws, and the rules and regulations imposed by individual government entities. An Access Person can only make a political contribution or engage in the requested activity after approval from the Compliance Department has been obtained. The Compliance Department records all political contribution requests received from Access Persons, whether the request was approved or denied, as well as the appropriate books and records, in MCO. An Access Person should retain evidence for his or her records of pre-approval requests and the Compliance Department determinations (e.g., approval or denials). Failure to comply with the Firm’s policy on political contributions may result in the Firm being precluded from conducting advisory business with or receiving compensation from individual clients and could materially and adversely affect the business or prospects of the Firm. Violations of this policy by an Access Person may be grounds for disciplinary action, up to and including termination of employment.

33 C. Firm Political Contributions Generally, the Firm does not support political contributions (either through monetary or in-kind contributions) of political events, political candidates and their campaigns, political parties, or political committees on behalf of the Firm. All requests for Firm support (either through monetary or in-kind contributions) of political events, political candidates and their campaigns, political parties, or political committees must be pre-approved by the Compliance Department. In the U.S., political contributions by corporate entities are regulated by laws at the federal, state and local levels. These laws often prohibit or limit direct monetary contributions made from corporate funds (such as a contribution check or purchase of fundraising event tickets) as well as in-kind contributions (such as the use of corporate facilities or staff, and even the granting of loans or other products at preferential rates). Local law in jurisdictions outside the U.S. can also impose restrictions. D. Information About Contributions and Activities Shared Outside of the Firm The Firm may be required by law, rule or regulation or by any regulatory authority or self-regulatory organization to file reports or make available information regarding the Firm’s and its Access Persons’ and their Associated Persons’ political contributions and activities. Unless required to do so, the Firm does not intend to share any such information with third parties.

34 XVI. ANTITRUST AND COMPETITION Competition laws, known in the United States as antitrust laws, promote and maintain the benefits of free markets. These laws vary from place to place, but they share core principles that seek to protect competitive market participants, including our Firm and its Clients. The Firm is committed to complying with the letter and spirit of applicable competition laws wherever it does business. These laws and policies prohibit conduct that is deemed collusive or anti-competitive – for example, among other things, agreements among competitors to: • Affect prices of goods or services (price fixing); • Reduce competition in a competitive bidding process (bid rigging); • Divide up customers or markets; • Limit availability of products or services; or • Refuse to deal with a specific business counterparty. Access Persons should direct all questions as to whether any conduct may be collusive or anti- competitive, to the Compliance Department.

35 Appendix A: Summary of Gifts & Entertainment Policy Summary of Gifts & Entertainment Policy Mandatory Pre-clearance Requirement Pre-clearance is required for all gifts, meals, and/or entertainment, regardless of value, given to or received from: • Government Officials Ex: State/Local/Foreign Officials; Employees and Representatives of Public Pension Plans/Sovereign Wealth Funds • Union Officials Ex: Employees and Representatives of Taft-Hartley Plans • ERISA Clients Ex: Employees and Representatives of Corporate Pension Plans Gifts (host is not present) Receiving Gifts: Generally permitted if the value is below US$100 and the item is received on a customary occasion (e.g., major holiday, birthday, etc.). Providing Gifts: Generally permitted if the value is less than US$100 and the item is provided on a customary occasion (e.g. major holiday, birthday, etc.) or a promotional item*. • Pre-clearance: (i) Any item over $100 in value; and (ii) the mandatory pre-clearance requirement above. • Pre-clearance: (i) Any item over $100 in value; and (ii) the mandatory pre-clearance requirement above. • Reporting: All gifts within 30 days of the quarter end from receipt (except for promotional items* with a value of less than US$100). • Reporting: All gifts within 30 days of the quarter end from provision (except for promotional items* with a value of less than US$100). Entertainment (host is present) Receiving Entertainment: Generally permitted so long as the event is business-related and the cost is reasonable and customary. Providing Entertainment: Generally permitted so long as the event is business-related and the cost is reasonable and customary (and in line with the HPS T&E Policy). • Pre-clearance: None, except for: (i) travel and/or accommodations; and, (ii) the mandatory pre-clearance requirement above. • Pre-clearance: None, except for: (i) Non- Institutional Investors** > US$300/person; and (ii) the mandatory pre-clearance requirement above. • Reporting: Any entertainment with a value of greater than US$100, within 30 days of the quarter end from receipt. • Reporting: All entertainment (meals, drinks, etc.), within 30 days of the quarter end from provision, except for: (i) breakfasts < US$75; (ii) lunches < US$100; and (iii) dinners/drinks < US$150 (per person, excl. tax/tip). Note: HPSUK employees are required to preclear all gifts and entertainment given or received with a value of US$100 or greater (unless to or from a Government Official, Union Official, or ERISA Client/Representative in which case any gift or entertainment must be pre-approved by the Compliance Department). * “Promotional items” are items that are permanently affixed with the logo of the provider or recipient. ** “Institutional Investors” includes banks, insurance companies, investment advisers, registered investment companies, or anyone with assets of at least $50 million.